As filed with the Securities and Exchange Commission on August 16, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IKANOS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47669 Fremont Boulevard Fremont, CA 94538	73-1721486
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

DORADUS TECHNOLOGIES, INC. 2004 AMENDED AND RESTATED STOCK OPTION PLAN

(Full title of the plans)

Rajesh Vashist
President and Chief Executive Officer
Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, CA  94538
(510) 979-0400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

John T. Sheridan, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value: Issuable pursuant to outstanding options under the Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan	177,246 shares	$0.731 (2)	$129,566.83	$ 13.86
Common Stock, no par value: Reserved for future issuance under the Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan	103,346 shares	$9.23 (3)	$953,883.58	$102.07
Total	280,592 shares			$115.93

(1)             This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)             Estimated in accordance with Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The weighted average exercise price of the 177,246 shares subject to outstanding options under the Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan to be registered is $0.731.

(3)             The proposed maximum offering price per share was determined pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $9.23 per share, the average of the high and low price of Ikanos’ common stock, as reported on The NASDAQ Global Market on August 14, 2006.

EXPLANATORY NOTE

On August 1, 2006, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2006, by and among Ikanos Communications, Inc., a Delaware corporation (“Ikanos”), Icarus Acquisition Corporation, a California corporation and a wholly owned subsidiary of Ikanos (“Merger Sub”), Doradus Technologies, Inc., a California corporation (the “Doradus”), Sam Heidari, and U.S. Bank National Association, Merger Sub merged with and into Doradus.

Pursuant to the Merger Agreement, Ikanos assumed the obligations of Doradus under the Doradus 2004 Amended and Restated Stock Option Plan (the “2004 Plan”). Each unvested stock option to acquire shares of Doradus common stock outstanding under the 2004 Plan immediately prior to the closing date of August 1, 2006, was converted into the right to acquire 0.079365 shares of Ikanos common stock, as calculated in accordance with the Merger Agreement. An aggregate of 280,592 shares are being registered pursuant to this Registration Statement on Form S-8, which covers 177,246 currently outstanding shares and 103,346 shares reserved for future issuance.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents and information previously filed with the Securities and Exchange Commission (“SEC”) by the Registrant are incorporated by reference herein.

1.                                       Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on February 27, 2006, which contains audited financial statements for the most recent fiscal year for which such statements have been filed, including all material incorporated by reference therein and any subsequently filed amendments.

2.                                       Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2006 and July 2, 2006.

3.                                       Registrant’s Current Reports on Form 8-K as filed with the SEC on January 19, 2006, February 9, 2006 and February 24, 2006 (except with respect to those items furnished but not filed), February 27, 2006, March 13, 2006, April 5, 2006, April 24, 2006, June 15, 2006 and July 11, 2006.

4.                                       The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-51532) filed with the SEC on September 19, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits

Exhibit Number	Document

4.1	Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan and form of stock option agreement.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Profressional Corporation, as to legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-3).

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration

Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 16, 2006.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Rajesh Vashist
Rajesh Vashist,
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajesh Vashist and Daniel K. Atler and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajesh Vashist	President, Chief Executive Officer and Chairman of the Board	August 16, 2006
Rajesh Vashist	Principal Executive Officer

/s/ Daniel K. Atler	Vice President and Chief Financial Officer	August 16, 2006
Daniel K. Atler	Principal Financial and Accounting Officer

Director
Danial Faizullabhoy

/s/ Michael Goguen	Director	August 16, 2006
Michael Goguen

/s/ Michael Gulett	Director	August 16, 2006
Michael Gulett

/s/ Paul G. Hansen	Director	August 16, 2006
Paul G. Hansen

/s/ G. Venkatesh	Director	August 16, 2006
G. Venkatesh

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan and form of stock option agreement.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-3).